Nelnet Partners with SDC Capital Partners to Propel ALLO’s Growth
LINCOLN, Neb., October 2, 2020 – Nelnet (NYSE: NNI) announced today it has entered into agreements to partner with SDC Capital Partners, LLC (“SDC”) in which funds managed by SDC will make a $197 million equity investment in ALLO Communications, LLC (“ALLO”) for an approximately 48% ownership stake in ALLO. The collaboration will provide ALLO with capital to continue expanding its all-fiber-optic network and superior service offerings into additional communities in the Midwest. The investment by SDC is expected to close in October 2020, subject to certain closing conditions.
“Exceptional communications solutions for business, government, and residential customers have become even more important during the pandemic,” said Brad Moline, President of ALLO. “Communities across the Midwest are clamoring for better connectivity. We are excited to continue to deliver to all of our customers the exceptional local service that ALLO has provided for more than 15 years. With SDC, Nelnet, and our proven team of 500+ associates, we can transform how even more communities work, learn, and play.”
Since 2004, ALLO has been overbuilding communities with modern fiber networks, creating GIG communities. As of June 30, 2020, ALLO’s team served more than 53,000 residential subscribers and thousands of businesses as well as governmental entities across 12 communities.
”ALLO has established itself as a leading provider of fiber-to-the-premise services in Nebraska and Colorado and we are thrilled to support its growth alongside Nelnet,” said Clinton Karcher, Principal at SDC. “We are firm believers that serving customers with high-quality, state-of-the-art network infrastructure and white glove customer service will result in long-term success, and ALLO embodies both of these characteristics.”
“We are excited to partner with SDC to accelerate ALLO’s growth,” said Terry Heimes, Chief Operating Officer of Nelnet. “SDC’s investment will provide the necessary capital to build out fiber networks primarily in Nebraska and Colorado and help communities and businesses meet the increasing demand for high-speed, reliable broadband with the best and latest technologies. SDC’s deep sector experience and relationship network make it the ideal long-term partner for ALLO. Over the last five years, we have seen firsthand the value ALLO’s technology and service bring to a community. We look forward to supporting their long-term success alongside SDC.”
The proceeds to be obtained by ALLO from the transaction, together with new third-party debt financing expected to be obtained by ALLO, will be used to fund ALLO’s expansion and partially redeem outstanding senior preferred interests held by Nelnet. Additional information about Nelnet’s agreements with SDC and ALLO will be provided in a Current Report on Form 8-K to be filed by Nelnet with the Securities and Exchange Commission on the date of this press release.
Nelnet acquired 92.5 percent of the outstanding equity and membership interests of ALLO on December 31, 2015. Since that transaction, Nelnet has invested significant additional capital in ALLO to build networks in Lincoln, Hastings, Imperial, and Norfolk, Nebraska and Fort Morgan and Breckenridge, Colorado.

Goldman Sachs & Co. LLC acted as financial advisor to Nelnet in connection with the transaction.

About SDC Capital Partners
SDC Capital Partners, LLC is a global digital infrastructure investment firm. SDC invests in data centers, fiber networks, wireless infrastructure and associated businesses, with a focus on opportunities to leverage its deep operational expertise in partnership with exceptional teams to create value. For more information, please visit www.sdccapitalpartners.com.

About ALLO
Founded in Imperial, Neb. in 2003, ALLO, a Nelnet company (NYSE: NNI), specializes in providing world-class communications services by creating gigabit communities. In 2004, ALLO began building its first fiber communities, and today provides ubiquitous fiber networks in 12 communities supported by more than 500 associates. ALLO provides broadband, telephone, and video solutions to businesses, residents, and governmental entities over fiber networks. ALLO currently has operations in Lincoln, Hastings, North Platte, Ogallala, Imperial, Bridgeport, Scottsbluff, Gering, Alliance, and Norfolk, Neb., and Fort Morgan, and Breckenridge Colo. For more information, visit AlloCommunications.com.

About Nelnet
Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its subsidiary, ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate and early-stage and emerging growth companies. For more information, visit NelnetInc.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “continue,” “expect,” “intend,” “may,” “opportunity,” “potential,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results or performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: risks related to the ability to complete any or all of the various transactions contemplated by the reported recapitalization and additional funding for ALLO in the expected time frame or at all; risks and uncertainties related to the expected benefits to the company and to ALLO from such transactions, including risks and uncertainties as whether the company and/or ALLO will be able to realize such expected benefits; risks and uncertainties related to the ability of ALLO to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks, risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic; and cybersecurity risks, including potential disruptions to systems, disclosure of confidential information, and/or damage to reputation resulting from cyber-breaches.

For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company’s expectations, the company disclaims any commitment to do so except as required by securities laws.